Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Exelixis, Inc., for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated February 14, 2007, with respect to the consolidated financial statements of Exelixis, Inc., Exelixis, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Exelixis, Inc., included in its Annual Report (Form 10-K), for the year ended December 29, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

September 7, 2007